UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 29, 2007 (March 23, 2007)

ALBEMARLE CORPORATION

(Exact name of Registrant as specified in charter)

Virginia	1-12658	54-1692118
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

330 South Fourth Street, Richmond, Virginia		23219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code

(804) 788-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On March 23, 2007, Albemarle Corporation (the “Company”), Albemarle Europe SPRL and Albemarle Netherlands BV, as borrowers, and certain of the Company’s subsidiaries that from time to time become parties thereto (the “Company Subsidiaries”), as guarantors, entered into a $675,000,000, five-year, revolving, unsecured credit facility (the “New Credit Facility”) with the several banks and other financial institutions as may from time to time become parties thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, (collectively, the “Lenders”). The New Credit Facility refinances an earlier credit facility that provided for a $300 million revolving credit facility and a $450 million term loan facility (“Prior Credit Facility”) that would expire in 2009, but has now been terminated. The Company used the initial borrowings under the New Credit Facility to refinance its Prior Credit Facility and pay all fees and expenses in connection therewith.

The New Credit Facility matures March 23, 2012. Prior to each anniversary of the closing date of the New Credit Facility, the Company can request that the maturity date of the New Credit Facility be extended for an additional one-year period, but any such extension is subject to the approval of the Lenders under the New Credit Facility.

The New Credit Facility allows borrowing by the Company and by certain subsidiary borrowers located outside the United States and allows borrowings by the Company’s foreign subsidiaries to be denominated in currencies other than the U.S. dollar. Borrowings under the New Credit Facility bear interest at variable rates based on an average London inter-bank offered rate (“LIBOR”) for deposits in the relevant currency plus an applicable margin which ranges from 0.675% to 0.320%, depending on the Company’s credit rating from Standard & Poor’s and Moody’s Investor Services, Inc. As of the closing of the New Credit Facility, the applicable margin over LIBOR was 0.500%. The New Credit Facility also permits the issuance of letters of credit and swingline loans. In addition, each of the Company Subsidiaries guarantees to the Lenders all of the obligations of the Company and each other Company Subsidiary under the New Credit Facility, the notes and the other loan documents, including any obligations under hedging arrangements.

The New Credit Facility contains representations, warranties, terms and conditions customary for transactions of this type, including compliance with the following financial covenants: (a) consolidated leverage ratio (funded debt to EBITDA), as defined in the New Credit Facility, of not more than 3.5:1.0 as of the end of any fiscal quarter; (b) consolidated tangible domestic assets, as defined in the New Credit Facility, must be or greater than or equal to $750.0 million; and (c) with the exception of liens specified in the New Credit Facility, liens may not attach to assets where the sum of the aggregate amount of all indebtedness secured by such liens and the principal amount of unsecured indebtedness of the Company’s subsidiaries at any time exceeds 20% of consolidated net worth, as defined in the New Credit Facility. The New Credit Facility also contains customary default provisions, including defaults for non-payment, defaults for breach of representations and warranties, defaults for insolvency, defaults for non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the New Credit Facility could result in all loans and other obligations becoming immediately due and payable and the facility being terminated.

This description of the New Credit Facility is not complete and is qualified in its entirety by reference to the entire New Credit Facility, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. You are encouraged to read the New Credit Facility. The Company and its affiliates regularly engage the Lenders to provide other banking services. All of these engagements are negotiated at arm’s length.

Item 1.02	Termination of a Material Definitive Agreement.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Section 2 — Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of March 23, 2007, among Albemarle Corporation, Albemarle Europe SPRL and Albemarle Netherlands BV, as borrowers, and certain of the Company’s subsidiaries that from time to time become parties thereto, as guarantors, the several banks and other financial institutions as may from time to time become parties thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2007

ALBEMARLE CORPORATION

By:	/s/ Luther C. Kissam, IV
Luther C. Kissam, IV
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Credit Agreement, dated as of March 23, 2007, among Albemarle Corporation, Albemarle Europe SPRL and Albemarle Netherlands BV, as borrowers, and certain of the Company’s subsidiaries that from time to time become parties thereto, as guarantors, the several banks and other financial institutions as may from time to time become parties thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.